EXHIBIT 4.2

AMENDMENT TO
SECOND AMENDED AND RESTATED WARRANT AGREEMENT

                    This AMENDMENT to the SECOND AMENDED AND RESTATED WARRANT AGREEMENT (this “Warrant Amendment Agreement”) is made as of January 23, 2008, by and among Trian Acquisition I Corp., a Delaware corporation (the “Company”), Trian Acquisition I, LLC (the “Sponsor”), a Delaware limited liability company, and American Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”).

                    WHEREAS, the Company and the Warrant Agent entered into a Warrant Agreement, dated as of November 1, 2007 (the “Original Warrant Agreement”);

                    WHEREAS, the Original Warrant Agreement was amended and restated in its entirety by the Amended and Restated Warrant Agreement, dated as of January 3, 2008, between the Company and the Warrant Agent (the “Amended Warrant Agreement”);

                    WHEREAS, the Amended Warrant Agreement was amended and restated in its entirety by the Second Amended and Restated Warrant Agreement, dated as of January 23, 2008, between the Company and the Warrant Agent (the “Second Amended Warrant Agreement”);

                    WHEREAS, pursuant to the Unit Subscription Agreement, dated as of October 29, 2007, between the Company and the Sponsor (the “Subscription Agreement”), the Company issued and sold to the Sponsor an aggregate of 21,562,500 units (the “Sponsor Units”), each consisting of one share of common stock, par value $0.0001 per share, of the Company (“Common Stock”) and one warrant (a “Warrant”) entitling the holder thereof to purchase one share of Common Stock for $7.00, subject to adjustment (such warrants, the “Initial Sponsor Warrants”);

                    Whereas, on December 31, 2007, the Sponsor separately transferred 1,775,000 shares of Common Stock included in the Sponsor Units to certain persons and as a result holds 19,787,500 Sponsor Units and 1,775,000 separate Initial Sponsor Warrants;

                    Whereas, on January 23, 2008, the Company declared a dividend in the amount of 0.06667 shares of Common Stock per share of Common Stock issued and outstanding (the “Stock Dividend”); and

                    WHEREAS, the Sponsor is the registered holder of all of the outstanding Sponsor Units and Warrants and has consented to this Warrant Amendment Agreement.

                    NOW, THEREFORE, for and in consideration of the promises and mutual covenants set forth herein, the parties hereto agree as follows

                    1. Amendment of Sponsor Units, Initial Sponsor Warrants and Second Amended Warrant Agreement. Notwithstanding any of the terms of the Sponsor Units, the Initial Sponsor Warrants and the Second Amended Warrant Agreement, the parties agree that the terms of the Sponsor Units, the Initial Sponsor Warrants and the Second Amended Warrant Agreement are hereby amended so that after giving effect to the Stock Dividend, (i) the Sponsor shall hold 23,000,000 Sponsor Units (each consisting of one share of Common Stock and one Initial Sponsor Warrant) and 1,893,332 separate Initial Sponsor Warrants and (ii) each Initial Sponsor Warrant shall entitle the holder thereof to purchase one share of Common stock for $7.00 (subject to further adjustment as provided in the Second Amended Warrant Agreement). Except as provided in clauses (i) and (ii) above, no anti-dilution adjustment shall be made to the Initial Sponsor Warrants by virtue of Section 4.1 or any other provision of the Second Amended Warrant Agreement or any provision of the Initial Sponsor Warrants as a result of the Stock Dividend. Upon surrender of the existing certificates by the Sponsor, new certificates for the Sponsor Units and separately held Initial Sponsor Warrants shall be issued to the Sponsor.

                    2. No Other Changes. Except as expressly provided for by this Warrant Amendment Agreement, the Second Amended Warrant Agreement shall remain in full force and effect.

                    3. Governing Law. This Warrant Amendment Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws rules of such state.

                    4. Amendments. This Warrant Amendment Agreement may not be amended or modified except in a writing executed by the parties hereto.

                    5. Counterparts. This Warrant Amendment Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

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                    IN WITNESS WHEREOF, this Warrant Amendment Agreement has been duly executed by the parties hereto as of the date first above written.

TRIAN ACQUISITION I CORP.

By:	/s/ Edward P. Garden

Name: Edward P. Garden
Title: President and Chief Executive Officer

TRIAN ACQUISITION I, LLC

By:	/s/ Edward P. Garden

Name: Edward P. Garden
Title: Member

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Herb Lemmer

Name: Herb Lemmer
Title: Vice President